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                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 6th day of December 2004 (the "Effective Date"), by and between Tutogen Medical, Inc., a Florida corporation (the "Employer"), and Guy L. Mayer, an individual resident in Brookline, Massachusetts, (the "Executive").

                                    RECITALS

        WHEREAS, the Employer desires to employ the Executive, and the Executive desires to accept such employment upon the terms and conditions set forth in this Agreement; and

        WHEREAS, the Employer recognizes the need for the knowledge, talents and assistance of Executive and desires to enter into this Agreement to secure the foregoing.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the promises herein contained, the parties, intending to be legally bound, agree as follows:

1.      EMPLOYMENT, TERM, AND DUTIES

        1.1     EMPLOYMENT.

                The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, on the terms and conditions set forth in this Agreement.

        1.2     TERM.

                Subject to the provisions of Section 4 hereof, the term of the Executive's employment under this Agreement will be indefinite, beginning January 1, 2005 (the "Effective Date") and continuing until termination of employment as provided in Section 4 below. The term of the Executive's employment under this Agreement is hereinafter referred to as the "Employment Period."

        1.3     DUTIES.

                The Executive will initially serve as Chief Executive Officer of the Employer, and shall retain the title thereof during the Employment Period. The Executive will have such duties, and hereby agrees to perform such duties, as are assigned or delegated to the Executive by the Board of Directors of the Employer, consistent with those duties generally performed by an executive officer of similar rank as the Executive in the Employer's industry. The Executive agrees to subject himself at all times during the Employment Period to the policies of the Board with respect to the duties to be performed. The Executive will devote his full business time, attention, skill, and energy to the performance of his duties to the Employer as its Chief Executive Officer under this Agreement.

        As further consideration for this Agreement, the Executive agrees to comply with, and abide by, such rules and directives of the Employer, as may be reasonably established from time to time, and recognizes the right of the Employer, in its reasonable direction, to change, modify or adopt new policies

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and practices affecting the employment relationship, not inconsistent with this
Agreement, as deemed appropriate by the Employer.

        The Executive will not undertake any new business ventures, partnerships, consulting arrangements or other enterprise or business other than those on behalf of Employer, without Employer's prior written consent, PROVIDED HOWEVER, that nothing in this Section 1.3 will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with this Agreement. The Executive may serve on up to three (3) Boards of Directors of non-competing companies provided that the service does not interfere with Executive's performance of responsibilities with the Employer.

2.      COMPENSATION

        2.1     BASIC COMPENSATION.

                (a) SALARY. The Executive will be paid a salary (the "Salary") at the rate of Three Hundred Thousand Dollars ($300,000.00) per year, of which Two Hundred Twenty-Five Thousand Dollars ($225,000.00) will be paid for the period commencing January 1, 2005 and ending September 30, 2005, the Employer's fiscal year-end. Salary will be payable in equal periodic installments according to the Employer's customary payroll practices, but not less frequently than monthly. At the end of each fiscal year, the Executive's Salary will be reviewed by the Board or a compensation committee thereof and may be adjusted upwards in the sole discretion of the Board or compensation committee, as the case may be.

                (b) BONUS: For the fiscal year ended September 30, 2005, Executive will receive a bonus of sixty (60%) of his earned salary for that fiscal year based on the following:

                        (i) Fifty percent (50%) of the bonus will be based on the achievement of budgeted 2005 Revenue.

                        (ii) Fifty percent (50%) of the bonus will be based on the achievement of budgeted 2005 Operating Income.

        A diminished bonus payout of thirty percent (30%) of Executive's earned salary for the fiscal year will be paid if the Company achieves at least eighty percent (80%) of the Budgeted Revenue and Operating Income and an enhanced bonus payout of ninety percent (90%) of Executive's earned salary will be paid if the Company achieves at least one hundred and twenty percent (120%) of the Budgeted Revenue and Operating Income, with a proration of the bonus between eighty percent (80%) and one hundred twenty percent (120%) achievement.

        For fiscal year ended September 30, 2006 and thereafter bonus and goals will be determined at the beginning of each fiscal year.

                (c) BENEFITS. The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer, as may be in effect from time to time (collectively, the "Benefits"), on a basis at least as favorable as applicable to other senior officers.

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                (d)     COMPREHENSIVE MANAGEMENT COMPENSATION. Prior to October
1, 2005, Employer will adopt, with assistance from Executive, a comprehensive management compensation structure for officers and key employees.

                (e) FEES. The Company will reimburse the Executive for his legal fees incurred in connection with entering into this Agreement to a maximum of Ten Thousand Dollars ($10,000.00).

        2.2     STOCK OPTIONS.

                Upon commencement of employment (January 1, 2005), Employer shall grant Executive an option (the "Option") substantially in the form attached hereto as EXHIBIT A, (the "Option Agreement") to purchase Two Hundred Fifty Thousand (250,000) shares of its common stock, $.001 par value (the "Common Stock"), of Employer at an exercise price equal to the closing price of Employer's Common Stock on the American Stock Exchange on the date of grant.

                The Option Agreement shall provide that twenty-five percent (25%) of the shares of Common Stock underlying the Option shall vest on the date of grant and twenty-five percent (25%) on each of the first, second and third anniversaries of the initial date of grant, PROVIDED HOWEVER, that the Option shall become fully vested and exercisable upon a "Change in Control" as defined below. The Option Agreement shall also provide that the Option will expire on the tenth anniversary of the Effective Date hereof.

                In addition to the above, at the beginning of the next fiscal business year, on or about October 1, 2005, the Employer will grant to Executive an additional option to purchase Fifty Thousand (50,000) shares of its Common Stock, the terms of which will be similar to the initial Option. Thereafter, additional grants shall be as provided by the Board.

                The transfer of any shares of Common Stock purchased by the Executive upon the exercise of an option shall be subject to the federal and state securities laws, and each stock certificate evidencing such shares will bear the applicable restrictive legends. The Company shall make reasonable efforts to register the shares subject to the Option and any subsequent stock option granted to Executive.

3.      WORKING FACILITIES AND EXPENSES

        3.1     FACILITIES.

        Employer will furnish Executive with shared office space in the metropolitan Boston, Massachusetts's area, secretarial service, and equipment and supplies as needed. Employer will make available an apartment in Alachua, Florida for the Executive's use. At such time that the Board, in its sole discretion, determines that the continued job function of the Executive requires him to relocate to the Alachua, Florida vicinity, the principal location of the Employer's U.S. operations, the Board will so notify Executive, and Executive thereafter will conduct operations out of the Alachua office. Executive will then have six months to affect a change of residence. Employer will pay (or reimburse Executive for) expenses incurred in connection with such relocation on a basis consistent with customary executive relocation programs.

        3.2     EXPENSES.

                (a) The Employer will reimburse the Executive for reasonable expenses actually incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the

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Executive's duties pursuant to this Agreement, and in accordance with the
Employer's employment policies, including, but not limited to, telephone calls (including business related calls on the Executive's cellular phone and business related long distance calls), appropriate business entertainment activities, reasonable expenses incurred by the Executive in attending conferences, conventions and institutes previously approved by the Employer, and other business meetings, PROVIDED HOWEVER, proper itemization of said expenses is furnished to the Employer by the Executive in accordance with the Employer's policies. All such expenditures shall be subject to the reasonable control of the Employer and further subject to prior notice to Executive of any change in policy.

4.      TERMINATION

        4.1     EVENTS OF TERMINATION.

                The Employment Period will terminate (except as otherwise provided in this Section 4):

                (a)     upon the death of the Executive;

                (b) upon the disability of the Executive (as defined in Section 4.3) immediately upon notice from either party to the other;

                (c) for "Cause" (as defined in Section 4.4), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify; or

                (d) for "Good Reason" (as defined in Section 4.5) upon not less than thirty (30) days prior notice from the Executive to the Employer.

                Anything herein to the contrary notwithstanding, the Executive's employment hereunder may be terminated by either party, at any time, and for any reason, upon not less than thirty (30) days prior notice to the other party. It is understood and hereby acknowledged that Employer shall have the right to terminate the Executive at will, without Cause (subject to the provisions of Section 4.2(a)), and the Executive shall have the right to terminate his employment with the Employer at will, without Good Reason, and any such termination, without Cause or without Good Reason, as the case may be, shall be effective as of the end of such thirty (30) day period.

        4.2     SEVERANCE PROVISIONS.

                Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of death, his designated beneficiary as defined below) only such compensation as is provided in this Section 4.2, and in lieu of all other amounts and in settlement and complete release of all claims Executive may have against Employer.

                (a) TERMINATION BY THE EXECUTIVE FOR GOOD REASON OR BY THE EMPLOYER WITHOUT CAUSE. During the period commencing six (6) months from the Effective Date of this Agreement and ending on the first anniversary of the Effective Date, if the Executive terminates this Agreement for Good Reason or the Employer terminates this Agreement without Cause, the Employer will pay the Executive and the Executive will be entitled to receive severance at a rate equal to the Executive's then-current Salary for a period of six (6) months subsequent to termination (the "Severance Pay") and shall continue to provide the benefits described in Section 2.1(c) for the lesser of such six (6) month period or until the Executive obtains coverage from subsequent employment. After the first anniversary of the Effective date, if the Executive terminates this Agreement for Good Reason or the Employer terminates this

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Agreement without Cause, the Employer will pay the Executive and the Executive will be entitled to receive Severance Pay at a rate equal to the Executive's then-current Salary for a period one (1) year subsequent to termination and shall continue to provide the benefits described in Section 2.1(c) for the lesser of such one (1) year period or until the Executive obtains coverage from subsequent employment. The Executive's other rights, including but not limited to rights in respect of stock options, shall be as determined under the provisions of any applicable plan, program or arrangement.

                (b) TERMINATION BY THE EMPLOYER FOR CAUSE OR BY THE EXECUTIVE WITHOUT GOOD REASON. If the Employer terminates this Agreement for Cause or if the Executive terminates this Agreement without Good Reason, the Executive's basic compensation, benefits, stock options and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate, and the Executive will be entitled to receive his Salary and any other compensation or benefits as accrued through the date such termination is effective. The Executive's other rights, including but not limited to rights in respect of stock options, shall be as determined under the provisions of any applicable plan, program or arrangement.

                (c) TERMINATION UPON DISABILITY. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under Section 4.3, the Employer will pay the Executive and the Executive will be entitled to receive only his Salary through the remainder of the calendar month during which such termination is effective, and for the lesser of (i) three (3) consecutive months thereafter, or (ii) the period of time until disability insurance benefits commence under disability insurance coverage of the Executive, if any. The Executive's other rights, including but not limited to rights in respect of stock options, shall be as determined under the provisions of any applicable plan, program or arrangement.

                (d) TERMINATION UPON DEATH. If this Agreement is terminated because of the Executive's death, the Executive's Designated Beneficiary (as defined below) will be entitled to receive the Executive's then-current Salary for the remainder, if any, of the calendar month in which such termination is effective. The Executive's other rights, including but not limited to rights in respect of stock options, shall be as determined under the provisions of any applicable plan, program or arrangement.

                For purposes of this Section 4.2, the Executive's "Designated Beneficiary" will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such Designated Beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

        4.3     DEFINITION OF "DISABILITY".

                For the purposes of this Section 4, "Disability" shall mean a physical or mental disability or infirmity that entitles the Executive to long-term disability benefits under any applicable plan of the Employer or, in the absence of such a plan, prevents the performance of the Executive's employment-related duties lasting (or likely to last, based on competent medical evidence presented to the Board of Directors of the Employer) for a period of six (6) months or longer, and within thirty (30) days after the Employer notifies the Executive in writing that it intends to replace him, the Executive shall not have returned to the performance of his employment-related duties on a full-time basis. The Employer's

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reasoned and good faith judgment of disability shall be based on such competent medical evidence as shall be presented to the Board of Directors of the Employer (the "Board") by the Executive or by any physician or group of physicians or other competent medical expert employed by the Executive or the Employer to advise the Board.

        4.4     DEFINITION OF "CAUSE".

                For the purposes of Section 4, the word "Cause" means any of the following:

                (a) the Executive's material breach of this Agreement provided, however, that Executive shall be given written notice of such breach and an opportunity to cure such breach during the ten (10) day period preceding termination of this Agreement;

                (b) the Executive's failure to adhere to any written Employer policy, if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten (10) day period preceding termination of this Agreement);

                (c) the Executive's appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer;

                (d) the Executive's willful misappropriation (or attempted misappropriation) of any of the Employer's funds or property;

                (e) the Executive's conviction of, the indictment (or its procedural equivalent) for, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent crime,

                (f) the Executive's knowing and willful failure to comply in all material respects with the federal and state laws, rules and regulations relating to any of Executive's responsibilities and duties with Employer.

                (g) the Executive's knowing and willful failure to relocate to the Alachua, Florida vicinity if requested by Employer. See Section 3.1.

        4.5     DEFINITION OF "GOOD REASON".

                For the purposes of Section 4, the phrase "Good Reason" means any of the following:

                (a) the Employer's material breach of this Agreement provided, however, that Employer shall be given written notice of such breach and given an opportunity to cure such breach during the ten (10) day period preceding termination of this Agreement;

                (b) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date;

                (c) a "Change in Control", if any successor of the Employer fails to assume this Agreement in its entirety.

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                For purposes of this Agreement, "Change in Control" shall mean the first to occur of any of the following events after the Effective Date hereof:

                        (i) the acquisition by any person, entity or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Age")) of fifty percent (50%) or more of the combined voting power of the Employer's then outstanding voting securities;

                        (ii) the merger or consolidation of the Employer with any person, entity, or group, if as a result of such merger or consolidation persons who were shareholders of the Employer immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

                        (iii)   the liquidation or dissolution of the Employer;
                and

                        (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Employer to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, controlled by, controlling or under common control with the Employer.

5.      NON-DISCLOSURE COVENANT; EXECUTIVE'S WORK PRODUCT

        5.1     ACKNOWLEDGMENTS BY THE EXECUTIVE.

                The Executive acknowledges that (i) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information, as defined in Section 5.5, which Confidential Information is Employer's exclusive property, (ii) disclosure of such Confidential Information could have an adverse effect on the Employer and its business, (iii) because the Executive possesses substantial expertise and skill the Employer desires to obtain exclusive ownership of all of the Executive's Work Product (as defined in Section 5.3), and (iv) the provisions of this
Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

        5.2     AGREEMENTS OF THE EXECUTIVE.

                In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

                (a)     CONFIDENTIALITY.

                        (i) During and at all times following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person, directly or indirectly, or use such Confidential Information other than in the ordinary course of Executive's employment, except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

                        (ii) Any trade secrets of the Employer will be entitled to all protections and benefits under the State of Florida's trade secret laws and any other applicable law. If

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                any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

                        (iii) None of the foregoing obligations and restrictions applies to (i) any disclosures made by the Executive in good faith pursuant to the performance of his duties hereunder, or (ii) any part of Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive in violation hereof.

                        (iv) The Executive will not remove from the Employer's premises (except to the extent such removal is for purpose of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or otherwise contained in electronic or digital form, or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

        5.3     EXECUTIVE'S WORK PRODUCT.

                All of the Executive's Work Product (as defined below) will belong exclusively to the Employer. The Executive acknowledges that all of the documents, writings, and other works created or developed by the Executive, either solely or in conjunction with others, during the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, are works made for hire and are the exclusive property of the Employer. Such documents, writings, and other work of the Executive is hereinafter referred to as the Executive's "Work Product." If it is determined that any such documents, writings, and other works of the Executive are works for hire, the Executive hereby assigns to the Employer all of the Executive's right, title, and interest in or to such works, and the Executive covenants that he will execute and deliver to the Employer such assignments and other documents as the Employer may request in order to carry out the above obligations.

        5.4     DISPUTES OR CONTROVERSIES.

                The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, document, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

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        5.5     DEFINITION OF "CONFIDENTIAL INFORMATION".

                For the purposes of this Section 5, the term "Confidential Information" shall mean any and all:

                (a) trade secrets concerning the business and affairs of the Employer, specifications, data, know-how, formulae, compositions, processes, designs, graphs, inventions and ideas, past, current, and planned research and development, current and planned marketing and distribution methods and processes, customer and stockholder lists (including names, addresses, phone numbers, amount of investments and similar information), current and anticipated customer requirements, price lists, market studies, business plans, computer software, programs, database technologies, systems, and structures, and any other information, however documented, that is a trade secret within the meaning of the State of Florida's applicable trade secret laws;

                (b) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training and techniques and materials, however documented; and

                (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information including the foregoing.

6.      NON-COMPETITION AND NON-INTERFERENCE

        6.1     ACKNOWLEDGMENTS BY THE EXECUTIVE.

                The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer's business is national in scope and its products are marketed throughout the United States;
(c) the Employer competes with other businesses that are or could be located in any part of the United States; and (d) the provisions of this Section 6 are reasonable and necessary to protect the Employer's business.

        6.2     COVENANTS OF THE EXECUTIVE.

                In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly, at any time during the Employment Period or the Post-Employment Period (as defined below):

                (a) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend the Executive's credit to or render services or advice to, any business whose products, services or activities compete in whole or in part with the products, services, or activities of the Employer anywhere in the United States, PROVIDED HOWEVER, that the Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise), if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act;

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                (b)     whether for the Executive's own account or for the
account of any other person, directly or indirectly, solicit business of the same or similar type being carried on by the Employer from any person known by the Executive to be a customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Employer;

                (c) whether for the Executive's own account or the account of any other person, directly or indirectly, (i) solicit as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employment Period and the Post-Employment Period, or in any manner induce or attempt to induce any employee of the Employer to terminate his or her employment with the Employer, or (ii) interfere with the Employer's relationship with any person who at anytime during the Employment Period was an employee, contractor, supplier, or customer of the Employer, provided however, that nothing in this Section 6.2(c) shall prohibit the Executive from maintaining personal contacts with employees of the Employer; or

                (d)     in order to receive the Severance Pay provided in
Section 4, Executive will agree not to disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

                For the purposes of this Section 6.2, the term "Post-Employment Period" means the two (2) year period beginning on the date of termination of the Executive's employment with the Employer.

                If any covenant, or portion thereof, of this Section 6.2 is held to be unreasonable, arbitrary, or against public policy, such covenant, or portion thereof, will be considered to be divisible with respect to scope, time, and geographic area, and such a lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

                For the purposes of this Section 6.2, the business of the Employer shall include the existing business of Employer, which is the processing and distribution of biological implant products made from human (allograft) and animal (xenograph) tissue, and any new areas of business into which the Employer or any subsidiary of Employer expands during the Executive's Employment Period.

                The period of time applicable to any covenant of this Section
6.2 will be extended by the duration of any violation by the Executive of such covenant.

                The provisions of this Section 6.2 shall not apply if the Executive's employment is terminated by Employer without Cause or by the Executive for Good Reason.

7       GENERAL PROVISIONS

        7.1     INJUNCTIVE RELIEF AND ADDITIONAL REMEDIES.

                The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Section 6) would be irreparable, and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other right it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Section 7 or any of the

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provisions of Sections 6, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

        7.2     COVENANTS OF SECTIONS 5 AND 6 ARE ESSENTIAL AND INDEPENDENT
                COVENANTS.

                The covenants by the Executive in Sections 5 and 6 are essential elements of this Agreement, and without such covenants, the Employer would not have entered into this Agreement or employed the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

                If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 5 and 6.

        7.3     WAIVER.

                The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it was given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

        7.4     BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED.

                This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

        7.5     NOTICES.

                All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), PROVIDED that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

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                  If to Executive:    Guy L. Mayer
                                      1 Dudley Street
                                      Brookline, Massachusetts  02445
                                      Facsimile No.:  (617) 730-5593

                  With a copy to:     Stephan G. Bachelder, Esq.
                                      Bachelder & Dowling, P.A.
                                      22 Free Street, Suite 201
                                      Portland, Maine 04101-3900
                                      Facsimile No.: (207) 775 6441

                  If to Employer:     Roy D. Crowninshield
                                      11115 Burnhill Court
                                      Fort Wayne, Indiana  46814
                                      Facsimile No.:  (260) 625-5264

                  With a copy to:     William J. Schifino, Sr., Esquire
                                      Williams Schifino Mangione & Steady, P.A.
                                      One Tampa City Center, Suite 2600
                                      Tampa, Florida 33602
                                      Facsimile No.: (813) 221-7335

        7.6     VOLUNTARY AGREEMENT.

                The Executive hereby represents that he has not been pressured, misled or induced to enter this Agreement based upon any representation by the Employer not contained herein.

        7.7     ENTIRE AGREEMENT; AMENDMENTS.

                This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supercedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by and agreement in writing signed by the parties hereto.

        7.8     GOVERNING LAW.

                This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

        7.9     SECTION HEADINGS, CONSTRUCTION.

                The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        7.10    SEVERABILITY.

                If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any

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provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        7.11    COUNTERPARTS.

                This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


                            SIGNATURE PAGE TO FOLLOW











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        IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement to be effective as of the date first written above.


                                          EXECUTIVE:



                                     By:  ____________________________________
                                          Guy L. Mayer



                                          EMPLOYER:

                                          Tutogen Medical, Inc.



                                     By:  ____________________________________
                                          Roy D. Crowninshield, Chief Executive
                                          Officer





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                                    EXHIBIT A


                           Form of Stock Option Grant